September 26, 2003                                   W. H. Hardman, Jr.
Greenville, South Carolina                           (864)255-4127




                    DELTA WOODSIDE INDUSTRIES, INC. ANNOUNCES
               REVISION TO FISCAL YEAR 2003 RESULTS FROM TAKING A
                 VALUATION ALLOWANCE AGAINST DEFERRED TAX ASSETS


         Delta Woodside Industries, Inc. (NYSE-DLW) announced that, in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, it has taken a full non-cash valuation allowance in its fiscal 2003 Annual Report on Form 10-K of approximately $7.2 million against its net deferred tax assets as of June 28, 2003. This resulted in a net loss for fiscal 2003 of approximately $4.6 million or $0.79 per fully-diluted share instead of net income of approximately $2.6 million or $0.44 per fully diluted share as reported in the Company's August 19, 2003 earnings press release.

         The Company has regular Federal tax loss carry forwards of approximately $29 million that expire at various intervals from 2013 to 2021. The valuation allowance is a non-cash event, and the tax loss carry forwards are still available to reduce any future taxable income earned before they expire.

         This change was the result of events subsequent to the August 19, 2003 earnings release associated with an unexpected deterioration of business conditions which the Company believes will result in a pretax loss in the first quarter of fiscal 2004 and the substantial likelihood that the Company's operating subsidiary Delta Mills, Inc. will not be in compliance with the financial covenants of its $50 million revolving credit agreement with GMAC at the end of the first quarter of fiscal 2004. As a precaution, Delta Mills has already obtained a waiver of compliance with these covenants from GMAC for the first quarter of fiscal 2004.

         The preceding discussion contains certain "forward-looking statements". These are based on the Company's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States and international trade regulations, including without limitation the expected end of quotas on textile and apparel products among WTO member states in 2005, and the discovery of unknown

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conditions (such as with respect to environmental matters and similar items).
Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

         The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

         Delta Woodside Industries, Inc., headquartered in Greenville, South Carolina, manufactures and sells textile products for the apparel industry. The Company, which employs approximately 1,600 people, operates five plants located in South Carolina.

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